Exhibit 10.4
VF CORPORATION

AWARD CERTIFICATE

Performance-Based Restricted Stock Units ("PRSUs") for
Three-Year Performance Cycle Fiscal Years 2025-2027 under the
2004 Long-Term Incentive Plan

Target PRSUs Awarded: #QuantityGranted#
To Participant: #ParticipantName#

I am pleased to advise you that the Talent and Compensation Committee of VF’s Board of Directors (the “Committee”) has, as of the Grant Date set forth below, taken all necessary corporate action to award to you the opportunity to earn from 0% to 225% of the number of Performance-Based Restricted Stock Units set forth above under VF Corporation’s 2004 Long-Term Incentive Plan (the “2004 Plan”) for the Performance Cycle commencing at the beginning of fiscal 2025 and ending on the final day of VF Corporation’s 2027 fiscal year under the terms and conditions set forth in the VF Corporation 1996 Stock Compensation Plan, as amended (the “1996 Plan”), the 2004 Plan and the attached Appendix. The actual number of shares of VF Common Stock that you may receive at the end of the Performance Cycle will depend, among other things as described in the Appendix, on the level of achievement over the Performance Cycle of specified Performance Goals set by the Committee. Notwithstanding the award of PRSUs to you, the PRSUs will automatically be canceled and terminated with no payment of any kind to you in the event the amended and restated 1996 Plan is not approved by the shareholders of VF at the 2024 Annual Meeting of Shareholders (including any adjournment thereof).
If you have previously agreed to VF’s Non-Competition, Non-Solicitation & Confidentiality Agreement or Protective Covenants Agreement (hereinafter referred to as the “Equity Covenant Agreement”), your acceptance of this Award constitutes your acknowledgment and reaffirmation of your ongoing obligations under the Equity Covenant Agreement. You must accept this Award no later than 60 days from the grant communications date. If you choose not to accept the Award by such deadline, the Award will be canceled. Only your acceptance of and agreement to a new Equity Covenant Agreement will modify your existing obligations.
If you have not previously accepted and agreed to the “Equity Covenant Agreement”, or if VF is presenting you a new Equity Covenant Agreement with this Award Certificate, the grant of this Award is conditioned upon, and constitutes consideration for, your acceptance of the Equity Covenant Agreement, the form of which has been provided to you together with this Award Certificate. To meet this condition, you must accept and sign and acknowledge the Equity Covenant Agreement on Fidelity.com not later than 60 days from the grant communication date. If you choose not to accept the Equity Covenant Agreement by such deadline, this Award will be canceled.

VF CORPORATION
By:
Bracken Darrell
President and Chief Executive Officer
Dated:	#GrantDate# (“Grant Date”)

VF CORPORATION

APPENDIX TO

PRSUs AWARD CERTIFICATE

Terms and Conditions Relating to
Performance-Based Restricted Stock Units ("PRSUs")

1.    Opportunity to Earn PRSUs.

Participant has been designated as having the opportunity to earn Performance-Based Restricted Stock Units ("PRSUs") under VF Corporation’s (the “Company's”) 2004 Long-Term Incentive Plan, as amended (the "2004 Plan") for the three-year Performance Cycle specified in the Award Certificate (the "Performance Cycle"). Subject to the terms and conditions of the 2004 Plan, the Award Certificate and this Appendix, Participant will have the opportunity to earn from 0% to 225% of the targeted number of PRSUs (the "Target PRSUs") for the Performance Cycle. The number of Target PRSUs shall be the number set forth on the Award Certificate plus additional PRSUs resulting from Dividend Equivalents and adjustments, as specified in Section 3(c).

2.    Incorporation of Plans by Reference; Certain Restrictions.

(a)    PRSUs that may be earned by the Participant represent Stock Units under the Company's 2004 Plan and 1996 Stock Compensation Plan, as amended (the "1996 Plan"), copies of which have been made available to Participant. All of the terms, conditions, and other provisions of the 2004 Plan and the 1996 Plan (together, the "Plans") are hereby incorporated by reference into this Appendix. Capitalized terms used in this Appendix but not defined herein shall have the same meanings as in the 2004 Plan. If there is any conflict between the provisions of this Appendix and the provisions of the Plans, the provisions of the Plans shall govern.

        (b)    Until PRSUs have become earned in accordance with Section 4, PRSUs shall be subject to a risk of forfeiture as provided in the Plans, and this Appendix. Until such time as the PRSUs have become settled by delivery of shares in accordance with Section 6, PRSUs will be nontransferable, as provided in the Plans and Section 3(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant's ability to sell shares of the Company's Common Stock received in settlement of PRSUs, which may include "blackout" periods during which Participant may not engage in such sales.

3.    General Terms of PRSUs.

(a)    Each PRSU represents a conditional right of the Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company's Common Stock, at the times specified hereunder and subject to the terms and conditions of the 2004 Plan and this Appendix.

(b)    Not later than 70 calendar days following the end of the Performance Cycle, the Committee will make a final determination of the extent to which the Performance Goals for the Performance Cycle were achieved and the number of PRSUs earned for the Performance Cycle. The date at which the Committee makes such final determination will be the “Determination Date” for the Performance Cycle.

(c)    An account will be maintained for Participant for purposes of the 2004 Plan, to which the initial number of Target PRSUs for each Performance Cycle shall be credited. Dividend Equivalents will be credited on the Target PRSUs in accordance with Section 7(b) of the 2004 Plan. The Committee may vary the manner and terms of crediting Dividend Equivalents during the Performance Cycle, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant. The number of Target PRSUs and the terms of PRSUs will be subject to adjustment upon the occurrence of certain extraordinary corporate events specified in Section 7(b) of the 2004 Plan and otherwise in accordance with Section 6(b) of the 2004 Plan, such adjustments to be made by the Committee in order to prevent dilution or enlargement of Participant's opportunity to earn incentive compensation under this Agreement. Thus, the percentage of Target PRSUs earned under Section 4 will include the additional PRSUs resulting from the crediting of Dividend Equivalents.

(d)    PRSUs are non-transferable to the extent specified in Section 9(h) of the 2004 Plan.

4.    Earning of PRSUs.

(a)    PRSUs for the Performance Cycle will be earned in accordance with Sections 6(a) and 6(c) of the 2004 Plan as follows:

    The Performance Goals specified by the Committee and set by the Committee for each of the fiscal years in the Performance Cycle must be achieved at the levels specified by the Committee in order for PRSUs to be earned for the Performance Cycle. The Performance Goals achievement shall be the average, for the three fiscal years of the Performance Cycle, of the annual levels of achievement of the Company’s Total Revenue (as defined by the Committee), weighted fifty percent (50%), and annual levels of achievement of the Company’s Gross Margin Percentage (as defined by the Committee), weighted fifty percent (50%). For this purpose, the Committee will designate the target performance, which shall result in the earning of the Target PRSUs, and threshold and maximum performance levels corresponding to the earning of a threshold of 0% of the Target PRSUs and a maximum of 200% of the Target PRSUs, respectively. The percentage of Target PRSUs earned shall be increased or decreased as follows:

•if the total shareholder return (share price appreciation plus deemed reinvestment of dividends, as a percentage of beginning-of-period share price) ("TSR") of the Company over the period from March 31, 2024 through the end of the Performance Cycle being the last day of fiscal 2027 (the “Measurement Period”) falls at or above the 75th percentile of TSR of the S&P 600 Consumer Discretionary Companies over the Measurement Period, the payout for the Participant shall be increased by 25% of the Participant’s Target Award;

•if the TSR of the Company over the Measurement Period falls between the 75th and the 25th percentile of TSR of the S&P 600 Consumer Discretionary Companies over the Measurement Period, there shall be no change in the payout; and

•if the TSR of the Company over the Measurement Period falls at or below the 25th percentile of TSR of the S&P 600 Consumer Discretionary Companies over the Measurement Period, the payout for each Participant shall be decreased by 25% of the Participant’s Target Award but not below zero.

For purposes of calculating the TSR of the S&P 600 Consumer Discretionary Companies over the Measurement Period, the companies included in the calculation shall be only those companies that are included in the S&P 600 Consumer Discretionary Index both at the beginning and the end of the Measurement Period, and the share price of each such company at the beginning of the period shall be the average price over the trading days from March 16, 2024 to April 15, 2024 and the share price of each such company at the end of the period shall be the average price over the trading days from March 16, 2027 to April 15, 2027; and provided further that the maximum payout shall be capped at 225% across all components including the TSR component.

Performance and the percentage of Target PRSUs earned will be interpolated on a straight-line basis, if the performance achieved is between threshold and target or between target and maximum. The Committee retains complete discretion in setting the financial goals and related terms which are incorporated into this Performance Goal.

(b)    At the Determination Date, at which time the Committee will have determined whether and the extent to which the Performance Goals specified in this Section 4 have been achieved and made other determinations authorized hereunder, any PRSUs that are determined to have not been earned shall cease to be earnable and shall be cancelled.

5.    Effect of Termination of Employment.

Upon Participant's Termination of Employment prior to the end of a given Performance Cycle, the Participant's unearned PRSUs relating to that Performance Cycle shall cease to be earnable and shall be cancelled and forfeited, except to the extent provided in the following provisions:

    Retirement. If Termination of Employment is due to the Retirement of Participant, Participant shall be entitled to receive settlement of the total number of PRSUs Participant is determined to have earned for the full Performance Cycle in accordance with 2004 Plan Section 6(c), except if Participant's Retirement occurs prior to the 12-month anniversary of the Grant Date the PRSUs will not be earnable and will be canceled and forfeited as of the date of Retirement. The settlement of such PRSUs shall occur promptly (and in any event not later than the Settlement Deadline) following the Determination Date. Any deferral election filed by Participant shall be effective and apply to the settlement of the PRSUs.

    Death or Disability. If Termination of Employment is due to Participant's death or Disability, Participant shall be entitled to receive settlement of the total number of PRSUs Participant is determined to have earned for the full Performance Cycle in accordance with 2004 Plan Section 6(c). The settlement of such PRSUs shall occur promptly (and in any event not later than the Settlement Deadline) following the Determination Date. Any deferral election filed by Participant shall have no effect on the settlement of the PRSUs.

    Involuntary Termination by the Company Not for Cause Prior to a Change in Control. If Termination of Employment is an involuntary separation by the Company not for Cause prior to a Change in Control, Participant shall be entitled to receive settlement of a Pro Rata Portion of the total number of PRSUs Participant is determined to have earned in accordance with 2004 Plan Section 6(c), with the Proration Date (used to calculate the Pro Rata Portion) being the date of Termination of Employment, except if Participant's Termination of Employment occurs prior to the 12-month anniversary of the Grant Date the PRSUs will not be earnable and will be canceled and forfeited as of the date of Termination of Employment. The settlement of PRSUs shall occur promptly (and in any event not later than the Settlement Deadline) following completion of the applicable Performance Cycle. Any deferral election filed by Participant shall have no effect on the settlement of the PRSUs.

    At or Following a Change in Control, Involuntary Termination by the Company Not for Cause or by Participant for Good Reason. If Termination of Employment occurs at or after a Change in Control and is an involuntary separation by the Company not for Cause or a Termination by Participant for Good Reason, Participant shall be entitled to receive settlement of the total number of PRSUs Participant is deemed to have earned in accordance with this provision, promptly (and in any event within 30 days) following the date of Termination of Employment (subject to any applicable delay under Code Section 409A). The amount of the settlement shall assume that Participant has remained with the Company through the completion of the Performance Cycle and that the performance achieved by the Company for the Performance Cycle is the average of the performance achieved for the completed year(s) in the Performance Cycle if greater than 100% (i.e., the performance required to earn at least the Target PRSUs), or, if such average is less than 100%, the performance achieved shall be deemed to be the average of the actual performance for the completed year(s) in such Performance Cycle (if any) together with performance for years not yet complete being deemed to be achieved at 100% of target performance. Any deferral election filed by Participant shall have no effect on the settlement of the PRSUs.

        The foregoing notwithstanding, the final paragraph of 2004 Plan Section 8(a) will apply to and govern any PRSUs that constitute a deferral of compensation for purposes of Code Section 409A.

6.    Settlement of PRSUs.

(a)    PRSUs that are earned will be settled by delivery of one share of Common Stock for each PRSU. Such settlement will occur as of the Determination Date, with delivery of shares to take place as promptly as practicable thereafter (and in no event more than 60 days thereafter), in accordance with Section 9 of the 2004 Plan. Participant may not elect to defer receipt of Common Stock issuable in settlement of PRSUs.

(b)    Whenever Common Stock is to be delivered hereunder, the Company shall deliver to the Participant or the Participant's Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of the Participant, the Beneficiary, or in such other form of registration as instructed by the Participant, except that the Committee may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by the Participant and by the Company with all applicable Federal and state securities and other laws and regulations.

7. Tax Withholding.

In furtherance of the tax withholding obligations imposed under Section 9(g) of the 2004 Plan, the Company may withhold from the shares deliverable in settlement of PRSUs the number of shares having an aggregate fair market value equal to any governmental tax withholding requirements, but rounded to a whole share (up or down based on administrative convenience), unless Participant has made other arrangements approved by the Human Resources Department in advance of settlement to make payment of such withholding amounts.

8.     Miscellaneous

(a) Binding Effect; Integration. The terms and conditions set forth in this Appendix shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, this Appendix, and the Plans constitute the entire agreement between the parties with respect to the PRSUs and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of the Certificate or this Appendix which may impose any additional obligation upon the Company or materially impair the rights of the Participant with respect to the PRSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant's rights are materially impaired thereby, by Participant.

(b)    No Promise of Employment. The PRSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an officer, employee or director of the Company or its subsidiaries for any period of time, or at any particular rate of compensation.

    (c)    Governing Law. The validity, interpretation, construction and performance of the Award Certificate and Appendix shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d)     Unfunded Obligations. The grant of the PRSUs and any provision for distribution in settlement of Participant's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant's entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(e)    Notices. Any notice to be given the Company under the Award Certificate and Appendix shall be addressed to the Company at its principal executive offices, in care of the Human Resources Department, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by the Award Certificate and Appendix prior to the settlement and distribution of the shares as specified herein.

(g). Voluntary Participation. Participant’s participation in the Plan is voluntary. The value of the PRSUs is an extraordinary item of compensation. As such, the PRSUs are not part of normal or expected compensation for purposes of calculating any severance, change in control payments, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.PRSUs subject to Forfeiture Policies.

    The PRSUs subject to this Award Certificate are subject to the Company's Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Award Certificate. Such Policy imposes conditions that may result in forfeiture of such PRSUs or the proceeds to you resulting from such PRSUs (a so-called "clawback") in certain circumstances if the Company's financial statements are required to be restated as a result of misconduct. The PRSUs are also subject to the Company's Policy for the Recovery of Erroneously Awarded Compensation. Participant is subject to the Company's Code of Business Conduct. A recovery under this Section 9 can be made by withholding compensation otherwise due to Participant, by cancelling PRSUs, whether unvested or vested but unpaid, or by such other means determined appropriate by the Committee. The clawback policies set forth in this Section 9 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law. No recovery of compensation as described in this Section 9 will be an event giving rise to Participant's right to resign for "good reason" or "constructive termination" (or similar term) under any plan of, or agreement with, the Company, any Subsidiary or affiliate, and/or Participant.